Exhibit 10.2

AMENDMENT No. 1 TO EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 to Exclusive License Agreement (“Amendment”) is made and entered into as of November 20,2009 by and between Oxygen Biotherapeutics, Inc., successor to Synthetic Blood Institute, including its directors, officers, employees and agents (“OBI” or “Licensee”) and Virginia Commonwealth University Intellectual Property Foundation, including its directors, officers, employees and agents ( “Licensor”).

RECITALS

A.	OBI and Licensor entered into an Exclusive License Agreement dated May 21, 2008 (the “License Agreement”).

B.	OBI and Licensor wish to amend the terms of the License Agreement as set forth below to formally settle the intellectual property rights of the parties to various products which will be manufactured or sold by OBI, and to provide for milestone, sublicensing and royalty payments for those products.

NOW, THEREFORE, it is hereby agreed as follows:

1.	This Amendment No. 1 is made in full settlement of any rights either party may have to OBIs products Woundecyte ™, Dermacyte ™, and any other cosmetic or dermatology products which OBI has or will develop which will employ a perfluorocarbon (PFC) gel.

2.	By signing this Amendment No.1, Licensor expressly releases OBI from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Licensor could have asserted, or may assert in the future against OBI, related to their rights on PFC gel based products including Woundecyte ™, Dermacyte ™, and any current or future cosmetic or dermatological product line developed, manufactured or marketed by OBI.

3.	The parties understand and agree that this Amendment No. 1 constitutes a final compromise of any claims released and is not an admission by either party that any such claims exist and/or of liability by a party with respect to such claims.

4.	The License Agreement is amended by adding Section X, which shall read as follows:

SECTION X – ADDITIONAL UNDERSTANDINGS

10.1 For purposes of the License Agreement, Licensor shall be deemed to have been a contributor on the development of perfluorocarbon (PFC) gel based products used to treat burns and wounds, whether with our without the use of a bandage or with or without the use of an oxygen generator. This includes Woundecyte ™. For purposes of the License Agreement, the PFC gel based products used to treat burns and wounds will be considered “LICENSED PRODUCTS”, whether or not any patents are obtained on the PFC gel based products used to treat burns and wounds, and OBI will be obligated to pay milestone, sublicensing and royalty payments on the PFC gel based products used to treat burns and wounds in the manner specified in Article III and Appendix B. This obligation will survive termination of the License Agreement and will expire February 13, 2029 or when the last of the LICENSED PATENTS expires, whichever is later. This obligation will be binding on all sublicensees, assignees, and successors in interest.

10.2 For purposes of the License Agreement, Licensor shall not be deemed to have been a contributor on the product applications of using the PFC gel formulations for cosmetic or dermatological purposes. This includes Dermacyte TM

10.3 Notwithstanding the foregoing, OBI shall pay Licensor royalty fees of 4% of Net Sales on the PCF gel currently marketed under the name Dermacyte ™. However, this provision shall only apply to that formulation as it is currently manufactured, and close variants thereof, and shall not extend to any new formulations or applications. For purposes of this section, the parties agree that the applicable formulation shall be limited to a PFC gel that contains each and every one of (1) FtBu, (2) water, (3) one or more Pluronic® constituents, and (4) a preservative or stabilizer (e.g., EDTA).

4. Except as expressly provided in this Amendment, all other terms, conditions and provisions of the License Agreement shall continue in full force and effect as provided therein.

IN WITNESS WHEREOF, OBI and Licensor have entered into this Amendment effective as of the date first set forth above.

Oxygen Biotherapeutics, Inc.,		Virginia Commonwealth University Intellectual Property Foundation

By	/s/ CHRIS J. STERN	By	/s/ IVELINA METCHEVA
Name:	CHRIS J. STERN	Name:	IVELINA METCHEVA
Title:	CHAIRMAN OF THE BOARD	Title:	PRESIDENT
Date:	11/25/09	Date:	11/25/09